Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
November 6, 2014	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Third Quarter 2014 Results
WEST DES MOINES, Iowa (November 6, 2014) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported third quarter 2014 net income of $67.8 million, or $0.85 per diluted common share, compared to third quarter 2013 net income of $56.2 million, or $0.75 per diluted common share.
Non-GAAP operating income1 for the third quarter of 2014 was $64.0 million, or $0.81 per diluted common share, compared to third quarter 2013 non-GAAP operating income1 of $59.8 million, or $0.80 per diluted common share.
Highlights for the third quarter of 2014 include:

▪	Annuity sales (before coinsurance) were $1.07 billion compared to second quarter 2014 annuity sales of $1.04 billion and third quarter 2013 annuity sales of $1.05 billion.

▪	Total invested assets were $34.6 billion (amortized cost basis = $32.4 billion).

▪	Investment spread was 2.82% compared to 2.70% for the second quarter of 2014 and 2.80% for the third quarter of 2013.

▪	Estimated risk-based capital (RBC) ratio at September 30, 2014 remained above A. M. Best’s rating threshold at 359% compared to 344% at December 31, 2013.

▪	Book value per share (excluding accumulated other comprehensive income) was $19.10 at September 30, 2014 compared to $18.19 at June 30, 2014 and $18.75 at December 31, 2013.

1
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company’s Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

Third quarter 2014 net income and non-GAAP operating income1 were increased by $23.0 million ($0.29 per diluted common share) and $20.2 million ($0.26 per diluted common share), respectively, for revisions to assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements and the liability for future benefits to be paid under lifetime income benefit riders. Net income and non-GAAP operating income1 for the third quarter of 2013 were impacted by similar assumption revisions which increased net income by $20.2 million ($0.27 per diluted common share) and non-GAAP operating income1 by $22.4 million ($0.30 per diluted common share).
Excluding the effects of these assumption revisions, third quarter 2014 non-GAAP operating income1 per share of $0.55 increased by 10% compared to third quarter 2013 non-GAAP operating income1 per share of $0.50.
The diluted share count for third quarter 2014 was 79.5 million shares compared to 74.6 million shares for the third quarter of 2013. This increase was attributable to (i) shares issued for retirement of convertible notes and the exercise of stock options and (ii) greater dilution from convertible notes, warrants and stock options because the Company’s common stock price was higher in the third quarter of 2014 compared to the third quarter of 2013.
Commenting on third quarter results, founder and Executive Chairman David J. Noble said: “Considering the challenging conditions in our business, I am proud to see our team deliver another quarter of solid financial performance for our shareholders. Low interest rates remain a headwind to our spread management, but we kept our yield on new investment purchases flat with the second quarter and widened our spread. Sales again exceeded $1 billion contributing to 3% sequential growth in our policyholder funds under management. We are excited about the initiatives we announced last quarter--a new index crediting strategy, revisions to the payouts under our lifetime income benefit rider and a new option for the payment of commissions--and believe they are helping us sustain our leadership position within the fixed index annuity business. We continue to deliver double-digit growth in policyholder funds under management and a double-digit non-GAAP operating return1 on average equity while conservatively managing our risks and financial profile and maintaining a cushion to our targeted RBC ratio. American Equity remains well positioned to continue to capitalize on the growing demand for guaranteed retirement savings and income products."
SPREAD WIDENS, BALANCED BETWEEN YIELD ON ASSETS AND COST OF MONEY
American Equity’s investment spread widened to 2.82% for the third quarter of 2014 compared to 2.70% for the second quarter of 2014, as a result of an increase in the average yield on invested assets and a decline in the cost of money.
Average yield on invested assets grew by 6 basis points to 4.89% for the third quarter of 2014 from 4.83% for the second quarter of 2014. Much of this increase was attributable to fee income from bond transactions which together with certain prepayment income added 0.07% to the third quarter 2014 average yield on invested assets compared to 0.01% from such items in the second quarter of 2014. Cash and short-term investments were above normal operating levels for much of the third quarter but returned to normal operating levels by the end of the quarter. The average balance for excess cash and short-term investments for the third quarter of 2014 was $656 million compared to $618 million for the second quarter of 2014.

The average yield on invested assets continues to be impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the third quarter of 2014 was 4.14%, compared to an average yield of 4.15% and 4.39% in the second and first quarters of 2014, respectively.
The aggregate cost of money for annuity liabilities declined by 6 basis points to 2.07% in the third quarter of 2014 compared to 2.13% in the second quarter of 2014. This decrease reflected continued reductions in crediting rates and a 0.02% increase in the benefit from hedging the obligations for index linked interest which increased from 0.03% in the second quarter of 2014 to 0.05% in the third quarter of 2014.
Commenting on investment spread, John Matovina, Chief Executive Officer and President, said: “We are committed to balancing the achievement of spread targets with the need to offer competitive new money rates. We achieved this balance in the third quarter, widening our spread while sustaining sales over $1 billion. The bond fees and prepayment income did give our spread a nice boost in the third quarter and renewal rate reductions helped reduce the cost of money exclusive of the hedging outcome by 0.04%. However, the investing and competitive environments remain challenging and we caution that our spread success ultimately depends on finding attractive investments with acceptable yields combined with appropriate management of the rates on our policy liabilities. We implemented modest reductions in certain new money rates in early October, which we believe will not impact our sales momentum.”
FINANCIAL PROFILE IMPROVES AS CONVERTIBLE DEBT RETIREMENTS NEAR COMPLETION
While the Company did not retire any convertible notes during the third quarter of 2014, it retired $23.1 million principal amount of the 3.50% convertible notes on October 31, 2014 and intends to call the $32.1 million principal amount of the 5.25% convertible notes that is still outstanding in December 2014. With these retirements, the Company will end 2014 with no more than $22.4 million principal amount of the 3.50% convertible notes outstanding.
The total consideration paid by the Company to retire the 3.50% convertible notes on October 31, 2014 included $30 million of cash and 618,391 shares of the Company’s common stock. At November 1, 2014, the Company had approximately $66.5 million of net proceeds remaining from its July 2013 $400 million 6.625% Senior Notes due 2021 offering. The Company intends to use these net proceeds to redeem or repurchase the $32.1 million principal amount of the 5.25% convertible notes it intends to call in December 2014 and the $22.4 million principal amount of the 3.50% convertible notes that remain outstanding at November 1, 2014. The form and timing of any such activity for the 3.50% convertible notes will be dependent upon market conditions and other factors and there can be no assurance that any transactions can be completed prior to the September 2015 maturity date for the 3.50% convertible notes.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2014 earnings on Friday, November 7, 2014, at 9:00 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 800-299-9086, passcode 94155428 (international callers, please dial 617-786-2903). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through November 14, 2014 at 1-888-286-8010, passcode 46611697 (international callers will need to dial 617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

###

American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations (a)	$6,043	$9,874	$22,497	$34,508
Annuity product charges	31,958	26,451	86,477	71,443
Net investment income	386,931	354,147	1,127,818	1,019,980
Change in fair value of derivatives	39,218	193,028	358,594	631,030
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	(3,190)	(2,077)	(6,134)	24,197
OTTI losses on investments:
Total OTTI losses	—	—	—	(4,964)
Portion of OTTI losses recognized from other comprehensive income	(564)	(222)	(2,063)	(1,270)
Net OTTI losses recognized in operations	(564)	(222)	(2,063)	(6,234)
Loss on extinguishment of debt	—	(938)	(10,551)	(1,527)
Total revenues	460,396	580,263	1,576,638	1,773,397

Benefits and expenses:
Insurance policy benefits and change in future policy benefits (a)	9,109	11,264	30,191	39,792
Interest sensitive and index product benefits (a)	429,415	325,740	1,114,381	881,910
Amortization of deferred sales inducements	40,661	34,625	96,676	183,992
Change in fair value of embedded derivatives	(195,206)	36,224	(21,652)	(8,913)
Interest expense on notes payable	8,741	12,957	28,126	26,985
Interest expense on subordinated debentures	3,044	3,034	9,076	9,061
Amortization of deferred policy acquisition costs	39,671	50,034	113,949	265,534
Other operating costs and expenses	20,616	20,658	60,588	65,029
Total benefits and expenses	356,051	494,536	1,431,335	1,463,390
Income before income taxes	104,345	85,727	145,303	310,007
Income tax expense	36,530	29,546	50,497	107,682
Net income	$67,815	$56,181	$94,806	$202,325

Earnings per common share	$0.90	$0.86	$1.28	$3.15
Earnings per common share - assuming dilution	$0.85	$0.75	$1.19	$2.79

Weighted average common shares outstanding (in thousands):
Earnings per common share	75,083	65,129	74,030	64,239
Earnings per common share - assuming dilution	79,467	74,560	79,477	72,459

(a)
The Company made an immaterial correction in the presentation of premiums and other considerations, insurance policy benefits and change in future policy benefits and interest sensitive and index product benefits related to life contingent immediate annuities. We have revised the 2013 consolidated statement of operations above to be consistent with the 2014 presentation. These changes had no impact on the Company's consolidated balance sheets, net income or stockholders' equity.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Net income	$67,815	$56,181	$94,806	$202,325
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	1,551	890	3,476	(5,488)
Change in fair value of derivatives and embedded derivatives - index annuities	(4,957)	(4,907)	34,636	(75,285)
Change in fair value of derivatives and embedded derivatives - debt	(427)	7,136	29	3,098
Litigation reserve	—	—	(916)	(1,969)
Extinguishment of debt	—	548	7,912	893
Operating income (a non-GAAP financial measure)	$63,982	$59,848	$139,943	$123,574

Per common share - assuming dilution:
Net income	$0.85	$0.75	$1.19	$2.79
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	0.02	0.01	0.04	(0.07)
Change in fair value of derivatives and embedded derivatives - index annuities	(0.06)	(0.07)	0.44	(1.03)
Change in fair value of derivatives and embedded derivatives - debt	—	0.10	—	0.04
Litigation reserve	—	—	(0.01)	(0.03)
Extinguishment of debt	—	0.01	0.10	0.01
Operating income (a non-GAAP financial measure)	$0.81	$0.80	$1.76	$1.71

(a)
Adjustments to net income to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
September 30, 2014
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,684,872
Average AOCI	(354,828)
Average equity excluding average AOCI	$1,330,044

Net income	$145,764
Operating income	179,789

Return on Average Equity Excluding Average AOCI
Net income	10.96%
Operating income	13.52%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.